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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Cartledge, Eugene R.
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   (Last)                           (First)             (Middle)

     6 Skidway Village Walk, Suite 203-B
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                                    (Street)

     Savannah, GA 31411
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Blount International, Inc. (NYSE:BLT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     1/10/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                    4.                           Securities     Owner-
                                                                 Securities Acquired (A)         Beneficially   ship
                                         2A.        3.           or Disposed of (D)              Owned          Form:     7.
                                         Deemed     Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                             2.          Execution  Code         ------------------------------- Reported       (D) or    Indirect
1.                           Transaction Date, if   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Date        any        ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (mm/dd/yy)  (mm/dd/yy)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock,
par value $0.01 per share     01/08/03                 P             5,000         A      3.90     20,000          D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)
                                                                  SEC 1474(9-02)


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


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                          9.         Owner-
                                                                                                          Number     ship
                                                                                                          of         Form
                    2.                                                                                    Deriv-     of
                    Conver-         3A.             5.                            7.                      ative      Deriv-  11.
                    sion            Deemed          Number of                     Title and Amount        Secur-     ative   Nature
                    or              Exe-            Derivative   6.               of Underlying    8.     ities      Secur-  of
                    Exer-           cution  4.      Securities   Date             Securities       Price  Bene-      ity:    In-
                    cise    3.      Date,   Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of     ficially   Direct  direct
                    Price   Trans-  if any  action  or Disposed  Expiration Date  ---------------- Deriv- Owned      (D) or  Bene-
1.                  of      action  (Month/ Code    of(D)        (Month/Day/Year)           Amount ative  Following  In-     ficial
Title of            Deriv-  Date    Day/    (Instr. (Instr. 3,   ----------------           or     Secur- Reported   direct  Owner-
Derivative          ative   (Month/ Year)   8)      4 and 5)     Date     Expira-           Number ity    Trans-     (I)     ship
Security            Secur-  Day/            ------  ------------ Exer-    tion              of     (Instr.action(s)  (Instr. (Instr.
(Instr. 3)          ity     Year)           Code V   (A)   (D)   cisable  Date    Title     Shares 5)     (Instr. 4) 4)      4)
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


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
Explanation of Responses:


    /s/ Richard H. Irving, III                                 01/10/03
---------------------------------------------            -----------------------
        Richard H. Irving, III                                   Date
        by Power of Attorney

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

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